EXHIBIT 10.55

SERVICES AGREEMENT

This Services Agreement (the "Agreement") is entered into as of November 30, 2012 but shall not be effective until January 2, 2013 (the "Effective Date") by and between Juniper Networks, Inc. with its principal place of business located at the address set forth on the signature page ("Juniper Networks" or “Juniper”) and Stefan Dyckerhoff ("Dyckerhoff") and shall remain in effect until terminated in accordance with the terms and conditions set forth herein.

1.	Performance of Services

1.Commencing on January 2, 2013 Dyckerhoff shall diligently perform consulting services for the benefit of Juniper as the parties may agree to from time to time (the “Services”) and as reflected in the letter between the parties dated October 22, 2012 (the “Letter”). In the course of performing Services, Dyckerhoff shall comply with all applicable laws and, when on Juniper premises, all Juniper security and safety rules.

2.	Compensation

1.Dyckerhoff's compensation will consist of the restricted stock unit award as specified in the Letter. Juniper shall not be liable for any federal, state, or local withholding, national insurance contributions or other payroll taxes relating to performance of services by the Dyckerhoff under this Agreement.

2.Dyckerhoff further agrees that it shall not assert any moral rights in its works under this Agreement in any country and signature of this Agreement constitutes an unconditional and irrevocable waiver of all such moral rights that may arise.

3.Dyckerhoff shall be solely responsible for all expenses of performance hereunder except to the extent otherwise expressly agreed by Juniper

3.	Independent Contractors Under This Agreement

1.Dyckerhoff shall be an independent contractor and not an employee of Juniper (the parties acknowledging that Dyckerhoff was an employee of Juniper through December 31, 2012). Dyckerhoff, and not Juniper, shall have control over the method, manner and means of Dyckerhoff's performance of the Services, subject to the express provisions of this Agreement. Except as specifically provided in this Agreement, nothing in this Agreement shall either render, or be interpreted or construed to mean, that the parties are partners, joint venturers, trustee/beneficiary, employer/employee or principal/agent of the other.

2.Dyckerhoff shall not be entitled to any benefits accruing to Juniper employees generally and hereby agrees to indemnify and to hold Juniper harmless for any and all claims, losses, liabilities or costs (including attorney's fees) based upon any assertion that Dyckerhoff is an employee of Juniper.

3.Dyckerhoff hereby acknowledges that he has no authority to enter into, and Dyckerhoff hereby agrees not to enter into, any contract, incur any liability, or otherwise act on behalf of Juniper. Nothing in this Agreement shall be construed to imply that Dyckerhoff is an agent, employee, or other representative of Juniper, nor shall Dyckerhoff make any representations to the contrary, and neither party shall do anything whatsoever to represent to any person that they have any authority to so obligate or commit the other party.

4.Subject to the Dyckerhoff's due compliance with the terms of this Agreement, Dyckerhoff shall be free to provide services to any other person, firm, company or other organization. Juniper acknowledges that Dyckerhoff as a partner in a venture capital firm will be engaged in the business of making investments in other companies and potentially serving as a director or advisor to other companies.

4.	Government Interaction

For purposes of this Section, the term “Official” shall include any appointed, elected, or honorary official or any career employee of any government of the jurisdictions in which Dyckerhoff will perform its obligations and activities under this Agreement, or of a public international organization.  The “government” includes any agency, department, embassy or other governmental entity.  It also includes any company or other entity controlled by the government.  A person does not cease to be a government official by purporting to act in a private capacity or by the fact that he or she serves without compensation.

1.Dyckerhoff represents warrants and covenants that:

(a)
Dyckerhoff shall at all times perform his obligations and activities under this Agreement through lawful and proper methods, with reference to the laws and regulations of the United States and the laws and regulations of any other applicable jurisdiction(s) in which Dyckerhoff performs its said obligations and activities;

(b)	Dyckerhoff is not an Official and none of its officers, directors, or employees is an Official or a member of the immediate family of, or financially dependent on, an Official; and

(c)
Dyckerhoff has not and shall not offer or make, directly or indirectly, any improper payments of money or anything of value to an Official in connection with this Agreement and has not, and shall not offer or make, directly or indirectly, any payments to a third party knowing, or suspecting, that the third party will use all or any portion of it to make any improper payment to any Official;

5.	Nondisclosure and Privacy

1.At all times during and subsequent to the term of this Agreement, Dyckerhoff agrees to keep in strictest confidence and trust all Confidential Information and to take all reasonable precautions to protect against its disclosure or misuse. Without prior written consent of Juniper, Dyckerhoff will neither use any Confidential Information other than for the sole benefit of Juniper for performance of Dyckerhoff's duties in connection with the Services, nor disclose any Confidential Information except to employees of Juniper with a need to know for purposes of performing the Services. Dyckerhoff shall not, however, be required to treat as confidential any of the Confidential Information which Dyckerhoff establishes by written evidence: (i) is in the public domain by reason of prior publication not directly or indirectly resulting from any act or omission of Dyckerhoff, or (ii) was already properly known to Dyckerhoff (other than in connection with this Agreement) without restriction on use or disclosure at the time of Juniper's disclosure to Dyckerhoff. Dyckerhoff understands that the arrangement contemplated by this Agreement creates a relationship of confidence and trust between Dyckerhoff and Juniper with regard to Confidential Information.

2.Dyckerhoff agrees that all written and descriptive material, including notes and drawings, however embodied or fixed, received or made by Dyckerhoff in connection with the Services performed under this Agreement or in connection with any Inventions or Confidential Information belonging to Juniper, shall be and are the sole and exclusive property of Juniper. Dyckerhoff shall return all such materials to Juniper upon request, but in any event upon any termination of this Agreement.

3.Dyckerhoff shall not disclose in any manner the nature of the Services to be performed under this Agreement, the terms of this Agreement, or the fact that Dyckerhoff has entered into an agreement with Juniper, unless specifically authorized by Juniper or unless required to perform the Services specified herein.

4.Dyckerhoff will not disclose to Juniper, use in connection with performance of the Services or induce Juniper to use any trade secret or other confidential information belonging to any third party without such third party's prior written consent.

5."Confidential Information" includes:

1.
any and all versions of Juniper's proprietary information (collectively, "technical information"), in any form, whether now existing or hereafter created, developed, produced or distributed by Juniper (including, without limitation, any such technical information made known to Dyckerhoff during the term of this Agreement);

2.	any Inventions;

3.	Juniper's business methods and practices;

4.	compilations of data or information concerning Juniper's business;

5.	the identities of Juniper's licensors, licensees, suppliers and customers and the nature of Juniper's relationships with these licensors, licensees, suppliers or customers;

6.	the business of Juniper's suppliers, customers or other third parties doing business with Juniper;

7.	confidential, proprietary or trade secret information submitted by any third party to Juniper for study, evaluation or any other use; and

8.
any other information not generally known to the public (including information about Juniper's operations, personnel, products or services) which, if misused or disclosed, could have a reasonable possibility of adversely affecting the business of Juniper.

6.Dyckerhoff's obligations under this section shall survive any termination of this Agreement.

6.	Inventions

1. Dyckerhoff agrees that all discoveries, developments, designs, improvements, inventions, formulae, processes, techniques, algorithms, designs, computer programs, strategies, specific technical know-how, and data, whether or not patentable or registrable under patent, copyright or similar statutes, that are generated, created, conceived, reduced to practice or learned (collectively "created") by Dyckerhoff (or anyone acting on Dyckerhoff's behalf), either alone or jointly with others and either (i) result from any work performed by the Dyckerhoff for Juniper, or (ii) are created in whole or in part with the use of Juniper's equipment, supplies, facilities or Confidential Information, during the period of this Agreement which relate in any manner to the business of Juniper (“Inventions”) are the sole property of Juniper. "Inventions" include all deliverables or results of Dyckerhoff's work under this Agreement and documentation of such work During the term of this Agreement, Dyckerhoff will promptly and fully disclose to Juniper (and to any persons designated by it) all Inventions. Juniper shall be the sole owner of all rights (including, without limitation, all rights in patents, design rights, registered designs, topography rights and utility models, copyrights, database rights, know-how, mask works, trademarks, trade or business names (including all goodwill associated with any trademarks or trade and business names), rights in the nature of unfair competition rights and to sue for passing off and rights in trade secrets and other confidential information and all other intellectual property rights and other forms of protection of a similar nature or having equivalent or similar effect to any of those that may subsist anywhere in the world (all such rights including the benefit of all registrations of, applications to register and the right to apply for registration of any of the foregoing items, including any extension or renewals thereof) (“Intellectual Property Rights”)) in any and all Inventions. In consideration of the sums payable to Dyckerhoff under this Agreement, Dyckerhoff hereby further agrees to assign (or cause to be assigned) and does hereby assign to Juniper with full title guarantee, all Inventions including any Intellectual Property Rights relating thereto (which shall include any future Intellectual Property Rights).

2.All works of authorship furnished by Dyckerhoff in any form under this Agreement shall constitute the original works of Dyckerhoff, and no such work product (and no portion thereof) shall be a derivative work based in whole or in part on any third party Intellectual Property (including copyright works). Dyckerhoff agrees that all works of authorship will be "works made for hire" to the extent allowed by law.

3.Dyckerhoff agrees to assist Juniper, or its designee, at Juniper's expense, in every proper way to secure Juniper's rights in any Inventions and any Intellectual Property Rights relating thereto in any and all countries, including the disclosure to Juniper of any and all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments that Juniper may deem necessary in order to apply for and obtain such rights and in order to assign and convey to Juniper, its successors, assigns and nominees the sole and exclusive right, title and interest in and to such Inventions and any Intellectual Property Rights relating thereto.

4.Without prejudice to Section 6.2, if any Inventions assigned hereunder are based on, or incorporate, or are improvements or derivatives of, or cannot be reasonably made, used, reproduced and distributed without using or violating Intellectual Property Rights not assigned hereunder, Dyckerhoff hereby grants to Juniper a perpetual, worldwide, royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such Intellectual Property Rights in support of Juniper's exercise or exploitation of any Inventions (including any modifications, improvements and derivatives thereof).

5.Dyckerhoff agrees that if Juniper is unable, because of Dyckerhoff's unavailability, mental or physical incapacity or any other reason, to secure Dyckerhoff's signature to apply for or pursue any applications for any registrations or Intellectual Property Rights anywhere in the world (including patents, mask works or copyright registrations) covering the Inventions assigned to Juniper, then Dyckerhoff hereby irrevocably designates and appoints Juniper and its duly authorized officers and agents as Dyckerhoff's agent and attorney-in-fact to act for and in Dyckerhoff's behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of such Intellectual Property Rights with the same legal force and effect as if executed by Dyckerhoff.

6. Dyckerhoff's obligations under this section shall survive any termination of this Agreement.

7.	Term and Termination

1.This Agreement may be terminated by either at any time by written notice, with or without cause.

2.Sections 5, 6, 7, 8, and 9, of this Agreement shall continue in effect after termination of this Agreement.

8.	Arbitration; Equitable Relief

1.Except as provided in Section 8.2, any dispute, controversy or claim arising out of or in relation to this Agreement or at law, or the breach termination or invalidity thereof, that cannot be settled amicably by the parties shall be resolved by binding arbitration in accordance with the Commercial Rules of the American Arbitration Association then in force; provided, however, that the parties shall be entitled to seek injunctive relief through court action to protect or enforce its rights in intellectual property. The place of arbitration shall be Santa Clara County, California. All documents and agreements relative to any such dispute shall be read, interpreted, and construed from the English versions thereof. The award rendered shall be final and binding upon both parties. Judgment upon the award may be entered in any court having jurisdiction. The arbitrator(s) shall be (an) individual(s) with substantial experience in legal issues relating to the high technology electronics industry.

2.Dyckerhoff agrees that it would be impossible or inadequate to measure and calculate Juniper's damages from any breach of the provisions of Sections 5 and 6 hereof and agrees that in the event of any breach by Dyckerhoff of Sections 5 or 6 hereof, Juniper, in addition to any other right or remedy available to it, will have the right to seek and obtain from any court of competent jurisdiction equitable relief including but not limited to injunctive relief restraining such breach and specific performance of such provision. Dyckerhoff further agrees that no bond or other security shall be required in obtaining such relief.

9.	Miscellaneous

1.The parties acknowledge that the Services to be performed are unique and personal to the parties, hence no rights herein may be assigned or otherwise transferred or subcontracted without the express written consent of the other party, except that Juniper may assign this Agreement to a direct or indirect parent or subsidiary, and may also assign this Agreement to a successor entity by means or merger or acquisition without consent of Dyckerhoff.

2.This Agreement, including the Letter, expresses the complete and exclusive statement of the understanding between the parties regarding the subject matter herein and supersedes any prior or contemporaneous written or oral proposals and agreements, representations or courses of dealing. Any modification to this Agreement must be in writing and signed by an authorized officer of Juniper and by Dyckerhoff.

3.If any terms of this Agreement are deemed to be unenforceable by a court of competent jurisdiction, then such term shall be deemed deleted. The remaining terms shall be construed so as to give maximum lawful effect to any such deleted terms.

4.No waiver by either party of any breach of any provision of this Agreement shall constitute a waiver of any other breach of that or any other provision of this Agreement.

5.This Agreement shall be construed in accordance with the laws of the state of California.

6.This Agreement may be executed in counterparts, each of which so executed will be deemed to be an original and such counterparts together will constitute one and the same Agreement.

7.Except as otherwise provided in this Agreement, neither party grants the other party any rights to use its trademarks, service marks, or other proprietary symbols or designations.

8.Neither party will be responsible for any failure or delay in its performance due to causes beyond its reasonable control, including, but not limited to, acts of God, war, riot, embargoes, acts of civil or military authorities, fire, floods, earthquakes, accidents, strikes, or fuel crises (“Force Majeure”), provided that such party gives prompt written notice thereof to the other party and uses its diligent efforts to resume performance. Either Party shall be entitled to terminate this Agreement if the Force Majeure event continues for a period of 1 (one) month.

9.Any notices, requests, or demands required or permitted herein, be in writing and mailed to the addresses set forth below and provided however that either party may change its address by written notice to the other party.

If to Dyckerhoff:    To the address and contact listed below.

If to Juniper:     Juniper Networks, Inc.
Attn: General Counsel
1194 North Mathilda Avenue
Sunnyvale, CA 94089

The undersigned parties have caused this agreement to be duly executed as of the date above first written.

Juniper Networks, Inc.	Dyckerhoff

By: /s/ Mitchell L. Gaynor	By: /s/ Stefan Dyckerhoff

Name: Mitchell L. Gaynor	Name: Stefan Dyckerhoff

Title:Executive Vice President, General Counsel and Secretary

Address: _____________________________
Date:12/12/2012	Date: 11/30/2012